Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Leslye L. Grindle
Chief Financial Officer
Southern Community Bancshares, Inc.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214
(770) 461-4365
SOUTHERN COMMUNITY BANCSHARES, INC. ANNOUNCES
APPOINTMENT OF DAVID R. COXON AS PRESIDENT AND CEO
     Fayetteville, Georgia – August 18, 2008 — Southern Community Bancshares, Inc. (OTCBB- SNCB) announced today that its Board of Directors has named David R. Coxon as the President and Chief Executive Officer of the company and its bank subsidiary, Southern Community Bank. Mr. Coxon has also been elected to the Boards of Directors of both institutions.
     Mr. Coxon has over 30 years experience in the banking industry. He most recently served since 2004 as President and CEO of United Community Bank – Fairburn, which is a division of United Community Banks, Inc. The division managed seven offices in Fayette, Coweta and South Fulton Counties. From 1999 until 2004 Mr. Coxon served as Chief Credit Officer and as a director of United Bank located in Zebulon, Georgia. His banking experience also includes over 12 years in various capacities with BankSouth Corporation, which is now part of Bank of America.
     Thomas D. Reese, the company’s Chairman, said that the Board unanimously selected Mr. Coxon based on his distinguished record. “We are excited to introduce David as our new President and CEO”, said Mr. Reese. “We believe that his experience and leadership will be invaluable as we work through this challenging business environment.”
     Mr. Coxon said “Southern Community Bank has established a strong franchise in the south metropolitan Atlanta market with a footprint that covers Fayette, Coweta, Clayton and Henry Counties. The bank has a well established branch network and, more importantly, an excellent group of employees. I am excited to join the Southern Community team and look forward to working with my new colleagues.”
About Southern Community Bancshares, Inc.
     Southern Community Bancshares, Inc. is the holding company for Southern Community Bank, headquartered in Fayetteville, Georgia. The bank began operations on June 2, 2000. In addition to its main office, the bank has full-service branches in Fayetteville, Peachtree City, Locust Grove and Newnan as well as locations within Kroger grocery stores in Newnan and Jonesboro. The primary investor contact at Southern Community Bancshares, Inc. is Ms. Leslye L. Grindle, Chief Financial Officer.
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